Exhibit 99.1

Altimmune Announces First Quarter 2019 Financial Results and Provides a Business Update

Conference Call & Webcast Scheduled for Wednesday, May 15, at 8:30am Eastern Time

GAITHERSBURG, Maryland, May 14, 2019 – Altimmune, Inc. (Nasdaq: ALT), a clinical-stage immunotherapeutics company, today announced financial results for the first quarter ended March 31, 2019 and provided a business update.

"We made great progress in the first quarter, as we executed on our strategy and worked to build long-term shareholder value," said Vipin K. Garg, Ph.D., President and Chief Executive Officer. “We are diligently exploring opportunities to expand our pipeline via acquisition and in-licensing opportunities in both immuno-oncology and liver disease indications. We continue to advance the development of our current key assets, HepTCell and ALT-702, and anticipate achieving significant milestones in both these programs during the next 12 to 18 months. In addition, we have made important advances in both our NasoVAX and NasoShield programs.”

Recent Highlights

•	HepTcell Phase 1 Clinical Trial Data Presented at International Liver Congress

The Company presented results of its HepTcell Phase 1 clinical trial at The International Liver CongressTM sponsored by The European Association for the Study of the Liver (EASL). Mark Thursz, MBBS, MD, FRCP, Professor of Hepatology at Imperial College, London, presented HepTcell Phase 1 data in the session entitled “Hepatitis B – Drug Development.” As previously announced, the successful clinical trial met its primary endpoint of safety and showed that HepTcell treatment was associated with increased HBV-specific cellular immune responses. The Company is preparing to initiate a Phase 2 clinical study in the U.S. in 2020.

•	ALT-702 Preclinical Development Initiated

Recently initiated preclinical development of its immunostimulant product candidate, ALT-702. ALT-702 is based on a new synthetic peptide conjugate technology platform that allows localized immune stimulation without the safety risk of systemic inflammation. ALT-702 represents a new approach in immuno-oncology that can act alone or improve the effectiveness of immune checkpoint inhibitors, oncolytic viruses and other approaches in immuno-oncology. The Company expects to provide an update on the progress of ALT-702 later this year.

•	NasoVAX Phase 2 Extension Study Completed Showing Durable Immune Response

The Company presented results of its NasoVAX Phase 2 study and the recently completed extension study at the World Vaccine Congress. As previously announced, the Phase 2 data showed that NasoVAX was well-tolerated and highly immunogenic, demonstrating 100% seroprotection at two of the three dose levels studied. Data from the extension study showed that the immunogenic responses were durable with 100% of the evaluated subjects remaining seroprotected with no decrease in seroconversion rate more than one year after vaccination. Durable responses on the order of one year are not expected from current injected influenza vaccines and suggest that the immune response induced by NasoVAX could be protective for the duration of a long flu season. The Company is actively looking for a strategic partner to further develop and commercialize NasoVAX.

•	NasoShield Investigation Completed with Potential Path Forward in the Clinic

Completed the investigations of potential causes that may have contributed to the lower than expected immune response in the Phase I study of NasoShield funded through a contract (HHSO100201600008C) with the Biomedical Advanced Research and Development Authority (“BARDA”). The results of these investigations are very encouraging and clearly show that while the vaccine product used in the clinical study continues to meet all manufacturing standards, the immune response to NasoShield is strongly affected by the intranasal administration method. Based on these findings, the Company believes that a simple adjustment to the intranasal dosing procedure may allow NasoShield to elicit a full immune response in humans.

•	Completed Registered Direct Offering Raising Gross Proceeds of $14 Million

Completed a Registered Direct Offering in March 2019 that raised gross proceeds of $14 million, which brings total gross proceeds received from equity offerings since September 2018 to $56 million. These financings provide the Company with the necessary resources to further develop its programs and position itself for potential acquisitions.

Financial Results for the First Quarter Ended March 31, 2019

•

The Company had cash, restricted cash and cash equivalents of $44.9 million at March 31, 2019. This was an increase of $10.6 million since the prior year end due to the receipt of net proceeds of $12.7 million through the Registered Direct Offering offset by operating cash burn of $2.1 million.

•	Revenue in the first quarter was $2.96 million compared to $2.69 million in the prior year period. The increase was due primarily to billings under the Company’s NasoShield contract with BARDA.
•

Research and development expenses in the first quarter were $3.22 million compared to $5.75 million in the prior year period. The decrease was primarily attributable to lower spending on its NasoVAX and HepTcell programs.

•

General and administrative expenses in the first quarter were $2.07 million compared to $2.45 million in the prior year period. The decrease was due primarily to a reduction in legal and professional costs.

•	Net loss attributed to common stockholders for the first quarter was $2.55 million, or ($0.27) per share, compared to $5.06 million, or ($7.49) per share in the same period of 2018.
Conference Call Details
Date:	Wednesday, May 15, 2019
Time:	8:30am Eastern Time
Domestic:	877-423-9813
International:	201-689-8573
Conference ID:	13690295
Webcast:	http://public.viavid.com/index.php?id=134334

About Altimmune

Altimmune is a clinical-stage immunotherapeutics company focused on the development of products to stimulate robust and durable immune responses for the prevention and treatment of disease. HepTcell is a synthetic peptide immunotherapeutic candidate designed to break immune tolerance in chronic Hepatitis B infection. ALT-702, a TLR7/8 agonist conjugate, is a tumor immunostimulant product candidate that has the potential to safely elicit or improve immune responses in a variety of cancer indications. NasoVAX, our influenza vaccine candidate, has unique characteristics that stimulate multiple arms of the immune system and offers the potential to stop infection and the spread of flu, while being easier to administer through an intranasal rout. NasoShield is a next-generation intranasal anthrax vaccine candidate that is designed to provide more rapid and stable protection than the only approved anthrax vaccine. By leveraging the complementary attributes of its proprietary technology platforms, Altimmune is able to design and develop immunotherapeutic products tailored to address a wide range of disease indications including both acute and chronic infections and cancer.  For more information on Altimmune, please visit the website www.altimmune.com.

Forward-Looking Statement

Any statements made in this press release relating to future financial or business performance, conditions, plans, prospects, trends, or strategies and other financial and business matters, including without limitation, our ability to expand our product pipeline via acquisition or licensing opportunities, the timing of key milestones for our clinical assets, the initiation of a HepTcell Phase 2 clinical study in the U.S. in 2020, the prospects for commercializing or selling any product or drug candidates, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In addition, when or if used in this press release, the words “may,” “could,” “should,” “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “predict” and similar expressions and their variants, as they relate to Altimmune, Inc. (the “Company”) may identify forward-looking statements. The Company cautions that these forward-looking statements are subject to numerous assumptions, risks, and uncertainties, which change over time. Important factors that may cause actual results to differ materially from the results discussed in the forward looking statements or historical experience include risks and uncertainties, including risks relating to: the reliability of the results of the studies relating to human safety and possible adverse effects resulting from the administration of the Company’s product candidates; funding delays, reductions in or elimination of U.S. government funding and/or non-renewal of expiring funding under the Company’s agreement with Biomedical Advanced Research and Development Authority (“BARDA”), or the Company’s contract with the National Institutes of Allergy and Infectious Diseases (“NIAID”); the Company’s ability to satisfy certain technical milestones under the Company’s contracts with BARDA and NIAID that would entitle the Company to receive additional funding over the period of the agreement; the preservation of the Company’s net operating loss carryforwards; the impact of the Tax Cuts and Jobs Act; delays caused by third parties challenging government contracts awarded to the Company; the receipt of future potential payments under government contracts or grants; the Company’s ability to identify potential future government contracts or grant awards; the Company’s ability to obtain potential regulatory approvals on the timelines anticipated, or at all; the Company’s ability to obtain additional patents or extend existing patents on the timelines anticipated, or at all; the Company’s ability to identify and consummate potential future strategic partnerships or business combinations; the Company’s ability to expand its pipeline of products and the success of future product advancements, including the success of future clinical trials, and the Company’s ability to commercialize its products; the Company’s anticipated financial or operational results; the Company’s ability to obtain additional capital resources; unforeseen safety and efficacy issues; breaches of data privacy, or disruptions in the Company’s information technology systems; and the Company’s ability to continue to satisfy the listing requirements of the NASDAQ Global Market. Further information on the factors and risks that could affect the Company's business, financial conditions and results of operations are contained in the Company’s filings with the U.S. Securities and Exchange Commission, including under the heading “Risk Factors” in the Company’s annual reports on Form 10-K and quarterly reports on Form 10-Q filed with the SEC, which are available at www.sec.gov.

Contacts
Vipin K. Garg, Ph.D.	Ashley R. Robinson
President and CEO	Managing Director LifeSci Advisors
Phone: 240-654-1450	Phone: 617-535-7742
Email: vgarg@altimmune.com	Email: arr@lifesciadvisors.com

ALTIMMUNE, INC.

CONSOLIDATED BALANCE SHEETS

	March 31, 2019	December 31, 2018
ASSETS
Current assets:
Cash and cash equivalents	$44,300,170	$33,718,713
Restricted cash	634,934	634,416
Total cash, cash equivalents and restricted cash	44,935,104	34,353,129
Accounts receivable	2,906,130	3,461,938
Tax refund receivable	1,066,869	1,008,973
Prepaid expenses and other current assets	505,949	548,094
Total current assets	49,414,052	39,372,134
Property and equipment, net	1,282,752	1,342,802
Right of use asset	744,929	—
Intangible assets, net	13,762,199	13,851,924
Other assets	169,898	183,682
Total assets	$65,373,830	$54,750,542
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Notes payable	$227,117	$71,596
Accounts payable	14,753	372,860
Accrued expenses and other current liabilities	3,434,519	4,082,949
Total current liabilities	3,676,389	4,527,405
Deferred income taxes	58,500	58,500
Other long-term liabilities	2,316,831	1,852,071
Total liabilities	6,051,720	6,437,976
Commitments and contingencies (Note 11)
Stockholders’ equity:
Common stock, $0.0001 par value; 200,000,000 shares authorized; 13,451,105 and 9,078,735 shares issued; 13,450,680 and 9,078,238 shares outstanding at March 31, 2019 and December 31, 2018, respectively	1,313	876
Additional paid-in capital	183,314,257	170,207,844
Accumulated deficit	(118,953,297)	(116,855,991)
Accumulated other comprehensive loss – foreign currency translation adjustments	(5,040,163)	(5,040,163)
Total stockholders’ equity	59,322,110	48,312,566
Total liabilities and stockholders’ equity	$65,373,830	$54,750,542

ALTIMMUNE, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

	For the Three Months Ended March 31,
	2019	2018

Revenue	$2,955,592	$2,690,980
Operating expenses:
Research and development	3,217,671	5,746,971
General and administrative	2,066,482	2,447,894
Impairment charges	—	490,676
Total operating expenses	5,284,153	8,685,541
Loss from operations	(2,328,561)	(5,994,561)
Other income (expense):
Changes in fair value of warrant liability	—	1,547,982
Changes in fair value of embedded derivatives	—	(7,042)
Interest expense	(740)	(870)
Interest income	185,246	31,590
Other income (expense)	46,749	257,725
Total other income (expense)	231,255	1,829,385
Net loss before income tax benefit	(2,097,306)	(4,165,176)
Income tax benefit	—	991,638
Net loss	(2,097,306)	(3,173,538)
Other comprehensive income (loss) – foreign currency translation adjustments	—	615,471
Comprehensive loss	$(2,097,306)	$(2,558,067)
Net loss	$(2,097,306)	$(3,173,538)
Preferred stock accretion and other deemed dividends	(452,925)	(1,891,321)
Net loss attributed to common stockholders	$(2,550,231)	$(5,064,859)
Weighted-average common shares outstanding, basic and diluted	9,489,765	676,552
Net loss per share attributed to common stockholders, basic and diluted	$(0.27)	$(7.49)